Exhibit 99.1

Contact:	Eva Schmitz
Phone:	(812) 962-5011
Cell:	(812) 431-7177

FOR IMMEDIATE RELEASE

Accuride Corporation Announces Completion of Notes Exchange Offer

Evansville, Ind. — June 15, 2005 — Accuride Corporation (NYSE: ACW), today announced the expiration of its offer to exchange (the “Exchange Offer”) up to $275 million aggregate principal amount of its 8½% Senior Subordinated Notes due 2015 which have been registered under the Securities Act of 1933, as amended, for any and all of its outstanding 8½% Senior Subordinated Notes due 2015 (the “Old Notes”).  $275 million aggregate principal amount of the Old Notes were tendered prior to expiration of the Exchange Offer at 5 p.m. Eastern, June 14, 2005, with some of these notes being tendered pursuant to guaranteed delivery procedures.  Holders that tendered their Old Notes prior to the expiration of the Exchange Offer pursuant to guaranteed delivery procedures have three days from the execution date of the notice of guaranteed delivery to present certificates for all physically tendered Old Notes or a book-entry confirmation to the exchange agent.

This announcement is not an offer to exchange, or a solicitation of an offer to exchange, with respect to the Old Notes. The Exchange Offer was made solely by Accuride’s prospectus dated May 12, 2005.

Accuride Corporation (NYSE:ACW) is one of the largest and most diversified manufacturers and suppliers of commercial vehicle components in North America. Accuride’s products include commercial vehicle wheels, wheel-end components and assemblies, truck body and chassis parts, seating assemblies and other commercial vehicle components. Accuride’s products are marketed

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under its brand names, which include Accuride, Gunite, Imperial, Bostrom, Fabco and Brillion. For more information, visit Accuride’s website at http://www.accuridecorp.com.

Statements contained in this news release that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s expectations, hopes, beliefs and intentions on strategies regarding the future. It is important to note that the Company’s actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including but not limited to market demand in the commercial vehicle industry, general economic, business and financing conditions, labor relations, governmental action, competitor pricing activity, expense volatility and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.

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